Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

Two River Bancorp

Tinton Falls, New Jersey

We hereby consent to the incorporation by reference in the Proxy Statement/Prospectus constituting a part of this Amendment No. 1 to the Registration Statement No. 333-233872 on Form S-4 of our reports dated March 15, 2019, relating to the consolidated financial statements and the effectiveness of Two River Bancorp’s internal control over financial reporting of Two River Bancorp appearing in Two River Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2018.

We also consent to the reference to us under the caption “Experts” in the Proxy Statement/Prospectus.

/s/ BDO USA, LLP

BDO USA, LLP

Philadelphia, Pennsylvania

October 18, 2019